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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                             Contact: Donald J. Radkoski or
Nov. 10, 2003                                     Mary Cusick (614) 491-2225



                            BOB EVANS FARMS ANNOUNCES
                        SECOND QUARTER FINANCIAL RESULTS

     COLUMBUS, Ohio -- Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the fiscal second quarter and six months ended Oct. 24, 2003.

     Total net sales for the quarter were $297.3 million, a 7 percent increase from $277.6 million in the corresponding period a year ago. Net income was $17.9 million, or $0.51 per share on a diluted basis, compared with $20.1 million, or $0.56 per share, in the second quarter last year. Earnings per share in the year-earlier period were at a record level. For the first six months of fiscal 2004, consolidated net sales totaled $592.7 million, up 7 percent from last year's first half. Net income for the six-month period was $37.1 million, or $1.05 per share, compared with $40.7 million, or $1.13 per share, a year ago.

     In the restaurant segment, total sales for the quarter were $246.4 million, a 7 percent increase from a year ago. Same-store sales rose 1.4 percent, with average menu prices up 2.5 percent. The segment's operating margin slipped 50 basis points from a year ago, reflecting modest sales growth, increased food costs and a higher number of new restaurant openings in this year's second quarter. Restaurant operating income of $24.6 million increased 1 percent from a year ago.

     Chairman of the Board and Chief Executive Officer Stewart K. Owens commented, "While sales at Bob Evans Restaurants for the quarter were somewhat below our expectations, we were encouraged by the improving trend in October. Our same-store sales increase for the month was 2.2 percent overall and strongest at the end of the month. Our four new `Dinner Sensations' entrees, which were only available for the final



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six weeks of the quarter, have strengthened our dinner business but are adding to food costs on a percentage basis, as we expected."

     The company opened 11 new Bob Evans Restaurants during the quarter, compared with four in the second quarter a year ago. Plans call for 15 new store openings in the third quarter and six for the fourth quarter, compared with eight and 17 in the corresponding quarters a year ago. On average, new restaurant pre-opening expenses approximate $175,000 per location. The incremental pre-opening expense during the second quarter amounted to approximately $1.5 million due to the accelerated openings in the second and third quarters.

     While sales were relatively strong in the food products segment, its operating margin was down significantly from a year ago, reflecting sharply higher hog costs in the company's sausage business. Pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 4 percent for the quarter, and the segment's total dollar sales of $50.9 million were up 10 percent. However, hog costs averaged $38.00 for the quarter, a 65 percent increase from the $23.00 average cost a year ago. As a result, the segment's operating income of $3.6 million was down 49 percent from last year's second quarter.

     Owens said, "Hog costs moderated a bit during the quarter, though they remain much higher than year-ago levels and above our assumptions at the beginning of the year. Overall, given recent indications of a gradual pick-up in our restaurant business, we remain comfortable with our previous earnings per share guidance of between $2.07 and $2.15 for fiscal 2004. Given our performance year-to-date we expect to finish the year at the lower end of this range. Last year's record year represented a 46 percent increase from the company's earnings two years earlier. Despite challenging comparisons this year, we continue to pursue our proven strategies of manageable expansion and operational excellence in the family casual restaurant business, while further leveraging



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the Bob Evans brand through complementary `homestyle' food products for retail distribution."

     The company's balance sheet remained strong as of Oct. 24, 2003, with stockholders' equity of $592.4 million, compared with $68.9 million in total debt obligations.

     On Nov. 4, 2003, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 12 cents ($0.12) per share on the company's outstanding common stock. The dividend is payable Dec. 1, 2003 to stockholders of record at the close of business on Nov. 14, 2003.

     Bob Evans Farms, Inc. owns and operates 537 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.














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Consolidated Financial Results (unaudited)
(Thousands, except per share data)

                                 Three Months Ended             Six Months Ended
                                 Oct. 24,         Oct. 25,      Oct. 24,        Oct. 25,
                                 2003             2002          2003            2002
Net Sales
  Restaurant Segment             $246,383         $231,212      $493,931        $465,249
  Food Products Segment            50,877           46,389        98,801          89,373
                                 --------         --------      --------        --------

    Total                        $297,260         $277,601      $592,732        $554,622

Operating Income
  Restaurant Segment              $24,643          $24,344       $52,420         $51,705
  Food Products Segment             3,553            7,014         6,204          11,909
                                 --------         --------      --------        --------
    Total                         $28,196          $31,358       $58,624         $63,614

Income Before Income Taxes        $27,838          $30,890       $57,770         $62,619


Net Income                        $17,900          $20,078       $37,146         $40,702

Earnings Per Share

  Basic                             $0.52            $0.57         $1.07           $1.15

  Diluted                           $0.51            $0.56         $1.05           $1.13

Average Shares Outstanding

  Basic                            34,688           35,458        34,630          35,448

  Diluted                          35,299           36,029        35,247          36,144


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2004 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include,



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without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.

Company executives will discuss the results during a conference call Tuesday, Nov. 11, 2003, at 10 a.m. ET. To listen, call (800) 253-6872 (toll free) or log-in to the webcast at www.bobevans.com and then click on "investors." The call will be available for replay immediately following the call, Tuesday, Nov. 11, 2003, through 5 p.m. ET on Thursday, Nov. 13, 2003, by calling toll free
(877) 519-4471, pin code 4288618. The webcast version will also be archived on the company's Web site through Tuesday, Nov. 25, 2003.



















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